Exhibit 10.5

Employment Agreement

between

PartnerRe Holdings Europe Limited, Dublin, Zurich Branch

Bellerivestrasse 36

CH-8008 Zurich

Switzerland

(the “Company”)

and

Emmanuel Clarke

At the address maintained in the Company’s employment records.

(the “Executive”)

This “Employment Agreement” or “Agreement” shall be subject to the competent authorities issuing the work and residence permits required for the Executive under Swiss law.

1.	FUNCTION AND FIELD OF ACTIVITY

(a)	The Executive shall serve as Chief Executive Officer of the Company and shall report directly to the Chief Executive Officer of PartnerRe Ltd. (the “CEO”). The Executive shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company as are consistent with such positions, as well as such other reasonable duties and services consistent with such position with a multi-national reinsurance company and as may be prescribed from time to time by the CEO. The Executive’s performance of any duties and responsibilities shall be conducted in a manner consistent with all Company policies and any other reasonable guidelines provided to the Executive by the CEO.

(b)	Subject to (a) above, the Executive also agrees to serve as an officer and/or director of any subsidiary of the Company without additional compensation.

(c)	Except during customary vacation periods and periods of illness, the Executive shall, during his employment hereunder, devote substantially his full business time and attention to the performance of services for the Company. The Company hereby acknowledges that the Executive shall be permitted to devote a reasonable amount of his business time, conducted simultaneously with the discharge of his duties to the Company and with the prior consent of the CEO, to (a) the management of personal and family investments and affairs, (b) with the consent of the CEO, serving on the board of directors and/or acting as an officer of any not-for-profit entities that are not engaged in businesses similar to the Company or (c) with the consent of the CEO, serving on the board of directors of any private or public companies that are not engaged in businesses similar to the Company; provided that, in the Executive’s and the CEO’s reasonable judgment, such activities do not materially interfere or affect the duties of the Executive owed to the Company.

(d)	In connection with the Executive’s employment by the Company, the Executive shall generally perform his duties in Zurich, Switzerland, except for reasonably necessary travel on business, reasonable personal travel, and in connection with the performance of his duties hereunder and with the understanding that he may perform his duties hereunder at such places as are mutually agreed upon with the CEO.

(e)	The Company has the right to assign other duties and responsibilities to the Executive which are in line with the Executive’s formation and skills.

2.	RELEVANCE OF ARTICLES OF INCORPORATION AND REGULATIONS

The Company’s articles of incorporation and regulations, as amended from time to time, are an integral part of this Agreement (Annexes 1 and 2).

3.	EFFECTIVE DATE

(a)	This Employment Agreement replaces the Employment Agreement that went into effect on September 1, 2010, and shall take effect as of March 27, 2014. It is entered into for an indefinite term.

(b)	The Executive’s original employment start date with PartnerRe Ltd. of May 2, 1995 will be maintained for the calculation of service related benefits.

4.	TERMINATION

(a)	Date of Termination:

Ordinary Termination: This Employment Agreement may be terminated by either party upon twelve (12) months’ notice (other than for death), effective as of the end of the month.

Termination for death: This Employment Agreement is terminated from the date of the Executive’s death.

Termination for disability: Subject to Art. 336c Swiss Code of Obligations, this Employment Agreement may be terminated twelve (12) months after the date of the Executive’s disability.

(b)	Notice of Termination: Any termination of the Executive’s employment by the Company or by the Executive (other than for death) shall be communicated by written Notice of Termination to the other party hereto and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The date that written Notice of Termination is delivered is referred to herein as the “Date of Notice”.

(c)	Extraordinary Termination with immediate effect: The Parties reserve the right to terminate the employment with immediate effect for valid reasons according to Art. 337 Swiss Code of Obligations. A valid reason is considered to be any circumstance under which the terminating party may no longer be reasonably expected to continue the employment relationship (which shall include no longer reporting to the group CEO). The Date of Termination for such Extraordinary Termination shall be the date stated in the written Notice of Termination to the other party hereto.

(d)	Removal from Boards and Positions: If the Executive’s employment is terminated for any reason under this Agreement, he shall immediately upon first request of the Company resign (i) if a director, from the Board or Board of Directors of any subsidiary or affiliate of PartnerRe Ltd., (ii) from any position with PartnerRe Ltd. or any subsidiary or affiliate of PartnerRe Ltd., including, but not limited to, as an officer of the Company or any of its subsidiaries or affiliates.

(e)	Compensation During Notice Period. During the period from the date the Written Notice of Termination is provided to the Date of Termination, in the event of an Ordinary Termination as provided in this Section 4, the Executive shall be entitled to receive all compensation and benefits (pursuant to this Agreement) as if Notice of Termination had not occurred, provided that the Annual Incentive payout shall be the Average Incentive Amount, as set forth in Section 6 (the “Average Incentive Amount”). The Company (but not the Executive) may, at its option, elect not to keep the Executive employed for any notice period specified within the required Notice of Termination, and instead may terminate the Executive’s employment immediately or upon such date as it determines appropriate (the “Section 4(e) Termination Date”), provided that, in the case of such an Ordinary Termination as provided by this Section 4, the Company must then pay to the Executive on the Payment Date (as defined in Section 7(e)) in a lump sum cash payment a sum that reflects the amount the Executive would have earned had he remained an employee through the date originally specified in the Notice of Termination as the Date of Termination. Notwithstanding an early termination under this Section 4(e), the covenants detailed in Section 19 of the Agreement shall continue to be effective as provided in Section 19.

5.	COMPENSATION

(a)	Base Salary: During the term of the Executive’s employment hereunder, the Company shall pay to the Executive a gross annual base salary in the amount of CHF 629,287. The base salary and any adjustments to the base salary shall be approved by the Compensation Committee of PartnerRe Ltd.’s Board of Directors (the “Compensation Committee”) (which salary, as adjusted from time to time, is referred to herein as “Base Salary”). The Base Salary shall be paid in equal installments in accordance with normal payroll practices of the Company but not less frequently than monthly. Base Salary may be increased (but not decreased) annually at the discretion of the Compensation Committee. Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s Base Salary hereunder.

(b)	Annual Incentive: During the term of the Executive’s employment hereunder, the Executive will be eligible to receive annual incentive compensation in an amount based upon PartnerRe’s then applicable fiscal year determined in the sole discretion of the Compensation Committee in accordance with PartnerRe’s Annual Incentive Guidelines (the “Annual Incentive”; Annex 3). The Executive’s target Annual Incentive as a percentage of his Base Salary shall be 100% (the “Target Annual Incentive”). In no event shall the Annual Incentive be paid later than March 15 of the year following the year with respect to which such Annual Incentive is payable.

(c)	Equity: The Executive will be eligible to participate in the equity plans of PartnerRe Ltd. (the “Plans”; Annex 4). The Executive shall receive equity awards at the sole discretion of the Compensation Committee and in accordance with, and subject to, the terms of the Plans and any agreement executed by the Executive in connection therewith (any such agreement, an “Equity Award Agreement”). On an annual basis, so long as the executive compensation package established by the Compensation Committee so provides, the Executive’s annual target equity award value shall be US$1,250,000 (“Target Equity Award”); provided, however, that, the actual amount and type of equity awards, if any, granted (or otherwise made available to be granted to the Executive at the Executive’s election subject to rules and conditions established by the Compensation Committee) prior to any Notice of Termination may be different from the Target Equity Award amount in any fiscal year, as determined in the sole discretion of the Compensation Committee and in accordance with, and subject to, the terms of the Plans and any Equity Award Agreement.

(d)	Benefit Plans: During the term of this Agreement, in addition to the benefit plans applicable in Switzerland, the Executive shall be eligible to participate in all of the applicable benefit plans and perquisite programs of the Company that are available to other executives of the Company, as applicable, on the same terms as such other executives (“Benefit Plans”). The Company may at any time or from time to time amend, modify, suspend or terminate any Executive benefit plan, program or arrangement so long as such amendment, modification, suspension or termination affects all executives similarly. A list of the current Benefit Plans, in which the Executive is eligible to participate, is set forth in the attached Annexes.

6.	COMPENSATION UPON RETIREMENT

If the Executive’s employment terminates as a result of his retirement on or after attaining retirement age (retirement age for the purpose of this Employment Agreement shall be on or after October 21, 2027), the Company shall pay to the Executive on the Payment Date, as defined in Section 7(e), after the date on which his employment terminates as a result of his retirement (the “Retirement Date”): (i) all accrued Base Salary and benefits (the “Accrued Salary and Benefits”) through the Retirement Date, and (ii) any Annual Incentive earned in respect of the previous completed fiscal year but not paid as of the Retirement Date; (iii) the Average Incentive Amount, as defined below in this Section 6 prorated based on the number of days elapsed in the current fiscal year as of the Retirement Date; and (iv) any other payments or benefits that may be approved by the Board in its sole discretion. Such payments shall be paid to the Executive on the first business day of the seventh month after the Retirement Date. All equity awards will be treated in accordance with the terms set forth in the Plans and Equity Award Agreements.

In calculating the Average Incentive Amount, the Company will pay Executive an amount that is equal to the percentage calculated by multiplying the sum of the percentage that is the payout as: % of target, as determined by the Compensation Committee, for each of the three fiscal years prior to the fiscal year in which the Notice of Termination occurs, divided by 3 (the “Average Payout Percentage”), and multiplying the Average Payout Percentage by the target Annual Incentive value for the fiscal year in which the Date of Notice occurs or an amount that is equal to the target Annual Incentive value for the fiscal year in which the Date of Notice occurs, whichever is the greater (the “Average Incentive Amount”).

7.	ADDITIONAL COMPENSATION UPON TERMINATION

In the event that the Executive’s employment is terminated for any reason other than pursuant to section 6, the provisions of this Section 7 shall determine the Executive’s entitlement to compensation and benefits in connection with and subsequent to such termination.

(a)	If (i) the Company terminates the employment of the Executive pursuant to Section 4(c) or (ii) the Executive terminates his employment without a valid reason, the Company shall pay to the Executive, within 30 days after the Date of Termination, all Accrued Base Salary and Benefits through the Date of Termination and any Annual Incentive earned in respect of the previous completed fiscal year but not paid as of the Date of Termination. The Company shall have no further obligations to the Executive after the Date of Termination.

(b)	If the Executive’s employment terminates due to his death or disability, the Company shall pay or provide to the Executive, or his legal representative or estate, as the case may be, within 30 days after the Date of Termination (or if required by Section 7(e) on the Payment Date), in addition to the Accrued Salary and Benefits and any Annual Incentive earned in respect of the previous completed fiscal year but not paid as of the Date of Termination, the following:

(i)	Upon his death, the Company shall pay or provide to the Executive’s spouse or, if Executive does not have a spouse at the time of death, to Executive’s dependent children or other dependents as directed by the Executive in writing prior to death, or if Executive has not provided any such written direction, to Executive’s estate, the following:

(A)	12 months Base Salary;

(B)	continuation of the Housing Allowance and school allowance for the period ending the earlier of the date the dependents of the Employee leave Switzerland or 6 months after the Date of Termination;

(C)	a payment equal to the target Annual Incentive for the fiscal year in which the Date of Termination occurs;

(D)	a payment equal to the pro rata portion of the Average Incentive Amount determined as of the Date of Termination based on the number of days elapsed in the current fiscal year as of the Date of Termination; and

(E)	Illness Insurance Coverage as provided in this Section 13(c) of this Agreement for twenty-four (24) months following termination under this Section 7(b)(i).

(ii)	If the Company terminates the employment of the Executive by reason of disability, the Company shall, after the Date of Termination:

(A)	pay to the Executive, not less frequently than monthly (beginning on the Payment Date), the amount of any difference between the level of long-term disability benefits required to be maintained under the Benefit Plans, and the amount actually paid in satisfaction of such benefits by insurance or any governmental authority, for so long as the Executive remains disabled and therefore entitled to such benefits;

(B)	continuation of the Housing Allowance and school allowance for the period ending the earlier of the date the dependents of the Executive leave Switzerland or 6 months after the Date of Termination;

(C)	pay a payment equal to the pro rata portion of the Average Incentive Amount determined as of the Date of Termination based on the number of days elapsed in the current fiscal year as of the Date of Termination; and

(D)	following the Date of Termination pursuant to this Section 7(b)(ii), ensure that the Executive’s Illness Insurance Coverage as described in Section 13 shall continue to be provided at the Company’s expense until the Executive reaches the age of 65.

The Executive hereby authorizes the Company to take out such insurance policy as it deems appropriate so that the Company may mitigate any payments pursuant to this clause as it shall in its sole discretion deem appropriate. The foregoing does not impact the obligation of the Company to make payment pursuant to this section.

(c)

If the Executive’s employment terminates for any reason other than the reasons described in Section 6 or Section 7(a) or 7(b), the Executive shall be entitled to the following payments and benefits: (1) an amount equal to the sum of the following, to be paid or provided on the Payment Date: (i) the Accrued Salary and Benefits plus the Annual Incentive earned in respect of the previous completed fiscal year but not paid as of the Date of Termination, (ii) the pro rata portion of the Average Incentive Amount determined as of the Date of Termination based on the number of days elapsed in the current fiscal year as of the Date of Termination, (iii) 12 months’ Base Salary at the rate in effect on the Date of Termination, paid in a lump sum, and (iv) the Average Incentive Amount;

(2) the Executive and his dependents, as applicable, shall continue to be eligible to participate in the Company’s health plans on the same basis as an active employee of the Company for a period of 12 months following the Date of Termination or, if shorter, until the Executive becomes entitled to participate in or receive coverage under health plans of a subsequent employer. The Company shall pay the Executive in accordance with normal payroll practices or within such reasonably practical time period; (3) except as provided in subparagraph (4) below, the Company shall take all actions necessary such that a proportionate share (based on the number of days in the then-current vesting period elapsed prior to the Date of Termination as compared to the total number of days in the then-current vesting period) of all outstanding Options and all other outstanding equity awards granted to the Executive under the Plans and Equity Award Agreements that remain unvested as of the Date of Termination shall immediately vest and shall be paid or settled as of the Payment Date, or, if applicable, shall remain exercisable until the same date as would have applied if the Executive’s employment had not been terminated; and (4) the Company shall take all actions necessary such that all outstanding performance share units (or other outstanding performance-based equity awards) granted to the Executive under the Plans and Equity Award Agreements for which the performance period has not been completed prior to the Date of Termination shall be earned on a proportionate basis (based on the number of days elapsed from the first day of the performance period through the Date of Termination as compared to the total number of days in the performance period) at the target level of performance and shall be fully vested on such proportionate basis and the Executive shall be entitled to payment or settlement thereof as of the Payment Date; provided, however, that any payments or settlements under subparagraphs (3) and (4) shall not be paid on the Payment Date and shall instead be paid on the date specified under the applicable Equity Award Agreement to the extent that payment on the Payment Date would result in any excise tax being imposed on the Executive under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Any awards that are not vested or earned pursuant to the provisions of subparagraphs (3) and (4) shall be forfeited as of the Date of Termination. Notwithstanding the provisions of subparagraphs (3) and (4), if the Executive’s employment is terminated by the Company without Cause after the Executive becomes eligible for retirement (as defined under section 6), any outstanding equity awards held by the Executive shall be treated in accordance with the retirement provisions of the applicable Equity Award Agreements as if the Executive had ceased being an employee as a result of retirement. For the avoidance of doubt, if the Executive’s employment is terminated pursuant to this Section 7(c), the Executive shall receive any payments to which he is entitled under Section 4(e) (to the extent that Section 4(e) is applicable) in addition to any payments and benefits to which he is entitled under this Section 7(c). Any payments pursuant to this Section 7(c) shall be made in a cash lump sum.

(d)

Notwithstanding the foregoing, if the Executive’s employment terminates under circumstances for which a CIC award is provided under the CIC Policy referenced in Section 24 hereof, the provisions of Section 24 shall govern. In the event the Company terminates the Executive’s employment for any reason described in Section 7(c) after a Significant Transaction as defined in the CIC Policy, as modified by this subsection, the provisions of Section 4 shall apply to provide for advance notice of termination by the Company or Executive, respectively, and Executive shall be entitled to receive his Accrued Salary and Benefits and any Annual Incentive and an amount equal to the value of any equity award earned in respect of the previous completed fiscal year but not paid as of the Date of Termination and any payments under Section 4(e) if applicable and continued benefits as provided in this Agreement, in the same manner as if a Significant Transaction had not occurred. For avoidance of doubt, this subsection shall apply in any circumstance of Ordinary Termination by the Company or resignation by the Executive, within the time provided in the CIC Policy, after being removed from reporting to the CEO in connection with a Significant Transaction as defined by the CIC Policy as modified by this subsection. Notwithstanding anything stated in this subsection, the provisions of the CIC Policy shall not govern in any circumstance in which the value of the payments due to Executive under another provision of this Employment Agreement would be greater than the value of the payments due to Executive under the CIC Policy as modified by this subsection.

(e)	In the event of the Executive’s termination of employment other than by the Company with immediate effect under Section 4(c) or by the Executive as an Ordinary Termination, or due to the Executive’s death, and in the case of a termination under Section 7(d) after a Significant Transaction, the Executive agrees to execute a general release in a form acceptable to the Company (such acceptance will not be unreasonably withheld). The payments and provision of benefits to the Executive required by this Section (other than the Accrued Salary and Benefits and any Annual Incentive and any equity award earned in respect of the previous completed fiscal year but not paid as of the Date of Termination) shall be conditioned on the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release prior to the date which is 60 days after the Date of Termination (the “Payment Date”); provided that, if the 60-day period begins in one tax year and ends in another tax year, any such payments shall not be made until the beginning of the second tax year. If the foregoing requirements are not satisfied on the Payment Date, the Executive shall not be entitled to any payments or benefits that are conditioned upon satisfaction of the requirements of this Section 7(e).

(f)	Notwithstanding any other provision of this Agreement to the contrary (other than the provisions of Section 25 relating to amounts subject to Section 409A), in the event that the Executive is entitled to payment of any earned amounts attributable to a fiscal year prior to the Date of Termination and if such amounts are not determined as of the date on which such amounts are to be paid pursuant to the provisions of this Agreement, such amounts shall be paid to the Executive as soon as such amounts are determined and, in any event, not later than the time that such amounts would have been paid to the Executive if he had remained employed.

8.	INDEMNIFICATION

The Company shall indemnify the Executive (and his legal representatives or other successors and heirs) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding provided approved by the Board) by the laws of Ireland, as in effect at the time of the subject act or omission; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors and heirs) may be made a party by reason of his being or having been a director, officer or Executive of the Company or any of its subsidiaries; provided, however, that no indemnification shall be made to the Executive for losses relating to any disgorgement remedy contemplated by Section 16 of the Securities and Exchange Act of 1934. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding and the Company shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided, however, that if a conflict of interest exists between the Company and the Executive such that it is not legally practicable for the Company to assume the Executive’s defense, the Executive shall be entitled to retain separate counsel reasonably acceptable to the Company at the Company’s expense. Any payments of legal fees pursuant to the foregoing sentence shall be subject to the provisions of Section 25 hereof. The provisions of this Section 8 shall survive the termination of this Employment Agreement.

9.	EXPENSES AND REPRESENTATION ALLOWANCE

(a)	Expenses: During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement from the Company of all reasonable expenses incurred by the Executive in promoting the business of the Company and in performing services hereunder, including all expenses of travel and entertainment and living expenses while away from home on business or at the request of, or in the service of the Company; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, as applicable, from time to time. Without limited the generality of the foregoing, the Executive must submit reimbursement requests within one year after incurring the underlying expense, provided that no reimbursements shall occur more than twelve months after the expense is submitted for reimbursement. To the extent that any such reimbursements are taxable to the Executive under the law of any jurisdiction other than the principal place of employment, the provisions of Section 25 shall apply. Finally, in the event that all or part of the employment sourced income becomes subject to income tax in any jurisdiction other than the principal place of employment as a result of business related travel, the Company will reimburse you with respect to such taxes (including penalties and interest, if applicable) so that the tax impact on you is the same as if all your Company sourced income was received in the place of your principal place of employment. The provisions of this Section 9(a) shall survive the termination of this Employment Agreement.

(b)	Annual housing allowance: During the term of this Agreement, the Executive shall be entitled to receive a gross annual housing allowance in the amount of CHF 92,088. The annual housing allowance and any adjustments to the annual housing allowance shall be approved by the Compensation Committee.

(c)	School Allowance: During the term of this Agreement, the Executive shall be entitled to receive an annual allowance of CHF 55,000 per child in school fees for his children to attend an international school in Switzerland until the completion of secondary education.

(d)	Allowance for Tax Advice: The Executive shall be entitled to reimbursement for reasonable tax advice and preparation.

10.	SOCIAL SECURITY CONTRIBUTIONS

The Executive and the Company shall each pay half of the contributions for any payment made under Sections 5, 7 and 9, which are owed as a matter of law for AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). The Executive’s contributions are deducted by the Company from his gross salary.

11.	PENSION PLAN

The Executive shall participate in the Company’s pension plan. The contributions and the benefits are determined by the rules and regulations of the pension plan, as amended from time to time. The Executive’s contributions are deducted by the Company from his gross salary.

12.	TAXES

The Company shall deduct all taxes required by law from all amounts payable under this Agreement.

13.	ILLNESS INSURANCE COVERAGE

(a)	In case of the Executive’s inability to perform his duties under this Employment Agreement due to illness, the Executive shall receive his salary according to the terms and conditions of the insurance for loss of earnings due to illness. The Company shall bear the contributions for the insurance for loss of earnings.

(b)	If there is no insurance for loss of earnings due to illness, the Employer’s obligation to continue to pay the Executive’s salary is determined by Art. 324a of the Code of Obligations.

(c)	The Executive’s medical coverage shall continue with Sanitas Medical Insurance Co. The cover includes medical treatment costs in the private ward of hospitals as well as medical treatment costs worldwide. The premiums for this cover are paid by PartnerRe Global.

14.	ACCIDENT INSURANCE COVERAGE

The Executive is insured against occupational as well as non-occupational accidents. The Company shall bear the contributions for the insurance.

15.	VACATION

(a)	The Executive is entitled to 5 weeks of paid vacation (25 working days) per year.

(b)	The vacation dates shall be subject to the prior approval of the CEO.

16.	CONFIDENTIALITY, TRADE SECRETS

Due to the Executive’s position within the Company, he will have access to business secrets as well as customer data. All trade secrets including customer data, technical, organizational and financial information and all other information directly or indirectly related to the business of the Company or to the business of any customer of the Company, which is disclosed to the Executive by the Company or any of its Executives and which the Executive gets acquainted with during the employment relationship with the Company, shall be treated as confidential information. At all times, both during the employment and after the termination thereof, the Executive shall keep such information secret and shall refrain from disclosing it or using it in any way for his/her own benefit or for the benefit of any person other than the Company.

Unless otherwise required by law or judicial process, the Executive shall retain in confidence during and after termination of the Executive’s employment with the Company all confidential information known to the Executive concerning the Company and its business. This clause shall remain in effect in perpetuity or until such confidential information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through the Executive’s actions. Violation by the Executive of this Section 16 will give the Company the right to immediately terminate any and all future payments including any post termination exercise periods.

17.	COMPANY PROPERTY

The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during the term of his employment hereunder are the sole property of the Company (“Company Property”). During the term of his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of his duties under the Agreement. When the Executive’s employment terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

18.	INTELLECTUAL PROPERTY RIGHTS

Inventions, designs, developments and improvements which the Executive makes while performing his employment activity and contractual duties or to which the Executive contributes belong to the Company, regardless of their protectability.

Inventions and designs which the Executive makes while performing his employment activity but not during the performance of his contractual duties or to which the Executives contributes are assigned to the Company without further formalities. The Executive shall inform the Company of such inventions or designs. The Company shall inform the Executive in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to the Executive. In case that the invention or the design is not released to the Executive, the Company shall pay him an adequate compensation within the meaning of Art. 332 (4) Code of Obligations.

The rights to works of authorship (drafts, models, plans, drawings, texts) which the Executive creates while performing his/her employment activity, whether or not during the performance of his contractual duties, including the right to uses not yet known at this time, are transferred completely and exclusively to the Company.

19.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the benefits and entitlements provided by this Agreement, the Executive agrees that, during his employment hereunder and for the duration of the Severance Period (defined below) he will not, other than on behalf of the Company, directly or indirectly, as a sole proprietor, agent, broker or intermediary, member of a partnership, or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation:

(a)	Solicit, encourage, induce or accept business (i) from any clients of the Company or its affiliates or its parent, (ii) from any prospective clients whose business the Company or any of its affiliates or its parent is in the process of soliciting at the time of the Executive’s termination, or (iii) from any former clients that had been doing business with the Company or its affiliates or its parent within one year prior to the Executive’s termination; or

(b)	Solicit or hire any employee of the Company or its affiliates or its parent to terminate such employee’s employment with the Company; provided that nothing contained in this Section 19 shall prohibit the Executive from owning 2.5% or less of the outstanding stock of any corporation listed on a national stock exchange or included in the NASDAQ Stock Markets, or from making investments in or from serving as an officer or employee of a firm or corporation that is not directly or indirectly engaged in the same type of business as the Company.

For purposes of this Section 19, the “Severance Period” shall be the period of twelve (12) months following the Date of Termination; or, in the case of an early termination by the Company under Section 4(e) after Notice of Termination is communicated either (A) by the Company as an Ordinary Termination under Section 4, or (B) by the Executive as a Termination with immediate effect, the period from the Section 4(e) Termination Date to the date originally specified in the Notice of Termination and for twelve (12) months thereafter.

In the case of an early termination by the Company under Section 4(e) after Notice of Termination is communicated by the Executive as an Ordinary Termination under Section 4, this Section 19 shall apply for the period from the Section 4(e) Termination Date to the date originally specified in the Notice of Termination. If the Executive gives Notice of Termination as an Ordinary Termination under Section 4, and there is no early termination by the Company as provided under Section 4(e), the restriction contained in this Section 19 shall end on the date originally specified in the Notice of Termination. If the Executive‘s employment terminates under circumstances for which a CIC award is provided under the CIC Policy (Section 7(d)), the restriction contained in this Section 19 shall end on the date originally specified in the Notice of Termination, regardless of whether there is an early termination by the Company under Section 4(e).

The parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Sections 16 through 19 will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Sections 16 through 19. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches. The Executive acknowledges that he has received good and valuable consideration for the obligations contained in Sections 16 through 19. Violation by the Executive of any of the restrictions contained in Sections 16 through 19 will give the Company and PartnerRe Ltd. the right to immediately terminate all future severance payments including any post termination exercise periods.

20.	MISCELLANEOUS

(a)	This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives or heirs.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)	For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address maintained in the Company’s employment records.

If to the Company:

PartnerRe Ltd.:

Attn: Chief Executive Officer

Wellesley House

90 Pitts Bay Road

Pembroke HM08

Bermuda

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(d)	The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties, including, without limitation, the Employment Agreement by and between the Executive effective October 1, 2010, respecting the provision of services by the Executive to the Company other than the provisions of any Plan or Benefit Plan or award or other instrument entered into thereunder.

(e)	The parties further agree that the provisions of this Agreement may not be amended, modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(f)	The form and timing of all payments under this Agreement shall be made in a manner which complies with all applicable laws, rules and regulations.

(g)	Except as set forth in the Plans, Equity Award Agreements or Benefit Plans, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

21.	SEVERABILITY AND JUDICIAL MODIFICATION

If any provision of this Agreement is held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

22.	SURVIVORSHIP

The respective rights and obligations of the parties hereunder, including, without limitation, the rights and obligations set forth in Section 8 and Sections 16 through 19 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

23.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed and enforced in accordance with the laws of Switzerland, without regard to the principles of conflict of laws. Each party agrees to submit to the exclusive jurisdiction of the ordinary courts of the canton of Zurich, Switzerland.

24.	CHANGE OF CONTROL

The terms of the Change in Control Policy (the “CIC Policy”; Annex 5) as approved by the Compensation Committee and any amendment thereto, shall apply to the Executive. The CIC Policy shall be incorporated in this Agreement and shall be binding on the Executive as if such CIC Policy were contained herein verbatim. In addition to any payments and benefits to which the Executive is entitled pursuant to the CIC Policy, the Executive will be entitled to twelve (12) months housing allowance (Section 9(b)) in Switzerland and one year of school allowance (Section 9(c)) in Switzerland. If housing and/or school allowances are paid for by any other sources these benefits will cease.

25.	SECTION 409A AND SECTION 457A

It is intended that the provisions of this Agreement comply with or be exempt from the provisions of Section 409A of the Code (“Section 409A”) and Section 457A of the Code (“Section 457A”) and shall be construed and administered in accordance with Section 409A and Section 457A, and, in each case, the Treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A or Section 457A, as applicable. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in the Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on the Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 23 does not guarantee that payments under this Agreement will not be subject to “additional tax” under Section 409A. Without limiting the generality of the foregoing:

(a)	Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to Section 409A and if such payment or benefit is to be paid or provided on account of the Executive’s Date of Termination (or other separation from service or termination of employment) and if the Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), then with respect to such payments or benefits that are required to be made or provided prior to the first day of the seventh month following the Executive’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Executive’s separation from service.

(b)	Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

(c)	The determination as to whether the Executive has had a termination of employment (or separation from service) shall be made in accordance with the default provisions of Section 409A or Section 457A, as applicable, without application of any of alternative reductions of bona fide services permitted thereunder.

(d)	Any installment payments hereunder shall be treated as separate payments for purposes of Section 409A.

(e)	To the extent that any reimbursements or in-kind benefits provided hereunder (including any Annex or Exhibit hereto) are taxable to the Executive, the amount of the expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the amount of reimbursements or in-kind benefits to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of expenses or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

26.	ANNEXES

The agreements and regulations attached to this Employment Agreement, as amended from time to time, form an integral part of this Agreement.

Signature page follows.

PartnerRe Holdings Europe Limited, Dublin, Zurich Branch

Name: Costas Miranthis
Title: Director

Name: Executive – Emmanuel Clarke

Place, Date:

ANNEXES

1.	Articles of Incorporation and Regulations

2.	Terms and Conditions of Employment

3.	Annual Incentive Plan

4.	Equity Plans of PartnerRe Ltd.

5.	Change in Control Policy (CIC)